UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to

Section 14(c) of the Securities Exchange Act of 1934

Check the appropriate box:

[   ] Preliminary Information Statement

[   ] Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

[X] Definitive Information Statement

INDUSTRIAL SERVICES OF AMERICA, INC.

(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

[   ] No fee required.

[   ] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

         (1)  Title of each class of securities to which transaction applies:

         (2)  Aggregate number of securities to which transaction applies:

         (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         (4)  Proposed maximum aggregate value of transaction:

         (5)  Total fee paid:

[X] Fee paid previously with preliminary materials.

[   ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)  Amount Previously Paid:

         (2)  Form, Schedule or Registration Statement No.:

         (3)  Filing Party:

         (4)  Date Filed:

Important Notice Regarding the Availability of an Information Statement for an Action Taken by Written Consent by Stockholders Beneficially Holding a Majority of the Outstanding Voting Common Stock of Industrial Services of America, Inc.

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Address

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Industrial Services of America, Inc. has elected to provide Internet access to an information statement.  The information statement is available at:

http://www.cfpproxy.com/4877.

The action approved by the stockholders beneficially holding a majority of the outstanding common stock of Industrial Services of America, Inc., which is to become effective on September 3, 2009, is noted below:

--          approval of and consent to the transactions contemplated by the agreement and plan of share exchange by and among Harry Kletter Family Limited Partnership, 7124 Grade Lane LLC and Industrial Services of America, Inc., and the agreement and plan of share exchange by and among Harry Kletter Family Limited Partnership, 7200 Grade Lane LLC and Industrial Services of America, Inc., and in particular the exchange by us of 500,000 newly issued unregistered shares (as currently contemplated by the purchase agreements), without registration rights, of our $.005 par value common stock for all outstanding membership interests in 7124 Grade Lane LLC and 7200 Grade Lane LLC currently owned by Harry Kletter Family Limited Partnership.

The Audit Committee and the Board of Directors of Industrial Services of America, Inc. recommended voting for the above proposal for which we have received written consents of stockholders who beneficially hold a majority of the outstanding shares of our voting common stock.

This communication presents only an overview of the more complete information statement that is available to you on the Internet.  We encourage you to access and review all of the important information contained in the information statement.

We are not asking for a proxy and you are requested not to send us a proxy.